Exhibit 3.1

BEHRINGER HARVARD REIT I, INC.

ARTICLES SUPPLEMENTARY

Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Section 5.2(ii) of the Sixth Articles of Amendment and Restatement of the Company (as amended, supplemented or restated from time to time, the “Charter”), the Board of Directors of the Company (the “Board”), by resolution duly adopted at a meeting duly called and held on March 20, 2006, reclassified and designated 1,000 authorized but unissued Common Shares (as defined in the Charter) as shares of non-participating, non-voting, convertible stock, $0.0001 par value per share (the “Convertible Shares”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

(i)                                     DISTRIBUTION RIGHTS. The holders of any outstanding Convertible Shares shall not be entitled to receive dividends or other Distributions on such Convertible Shares.

(ii)                                  VOTING RIGHTS.

(a)                                  Except for the voting rights expressly conferred by Article First, Section (ii)(b) hereof, the holders of the outstanding Convertible Shares shall not be entitled to (1) vote on any matter, or (2) receive notice of, or to participate in, any meeting of Stockholders at which they are not entitled to vote.

(b)                                 The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Convertible Shares, voting together as a single class for such purposes, shall be required for the adoption of any amendment, alteration or repeal of any provision of the Charter that materially and adversely changes the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Convertible Shares (it being understood that an increase in the number of Directors is not, by itself, such a material and adverse change).

(c)                                  Whenever the holders of Convertible Shares are entitled to vote as a single class on any matter pursuant to the provisions of Article First, Section (ii)(b) hereof, the vote required to approve such matter shall be the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast by the holders of Convertible Shares, with each Convertible Share having one (1) vote per Convertible Share.

(iii)                               CONVERSION.

(a)                                  Each outstanding Convertible Share shall convert into a number of Common Shares as set forth in Article First, Section (iii)(b) hereof, automatically and without any further action required, upon the occurrence of any of the following events (each a “Triggering Event”):  (1) the date when the holders of the Common Shares have received distributions equal to or in excess of the sum of Invested Capital and the Stockholders’ 9% Return (the “Liquidation Event”); or (2) Listing. In addition, each outstanding Convertible Share shall become convertible into a number of Common Shares as set forth in Article First, Section (iii)(c) hereof, automatically and without any further action required, upon the termination or expiration without renewal of the Advisory Agreement with Behringer Advisors LP, a Texas limited partnership, other than a termination by the Company because of a material breach by Behringer Advisors LP (an “Advisory Agreement Termination”).

(b)                                 Upon the occurrence of a Triggering Event, each Convertible Share shall be converted into a number of Common Shares equal to 1/1000 of the result of (1) the product of 0.15 times the amount, if any, by which (A) the sum of the Company Value as of the date of the Triggering Event plus the total Distributions paid to holders of Common Shares through the date of the Triggering Event, exceeds (B) the sum of Invested Capital plus the Stockholders’ 9% Return as of the date of the Triggering Event, with such result divided by (2) the quotient of the Company Value divided by the number of outstanding Common Shares on the date of the Triggering Event. Such conversion, in the case of conversion upon Listing, will not occur until the 31st trading day after the date of such Listing. If, in the good faith judgment of the Board, full conversion of all Convertible Shares would jeopardize the Company’s status as a REIT, then only that number of Convertible Shares (or fraction thereof) shall be converted into Common Shares such that the Company’s REIT status is not jeopardized, and the remaining Convertible Shares shall be deemed retired immediately upon such conversion.

(c)                                  Upon the occurrence of an Advisory Agreement Termination prior to a Triggering Event, each Convertible Share shall become convertible (but will not convert except as provided in the next sentence of this Article First, Section (iii)(c)) into a number of Common Shares equal to 1/1000 of the result of (1) the product of

0.15 times the amount, if any, by which (A) the sum of the Company Value as of the Termination Date plus the total Distributions paid to holders of Common Shares through the Termination Date, exceeds (B) the sum of Invested Capital plus the Stockholders’ 9% Return, with such result divided by (2) the quotient of the Company Value divided by the number of outstanding Common Shares on the Termination Date. Thereafter, upon the occurrence of a Triggering Event, if the Company’s investors have received distributions equal to the sum of Invested Capital plus the Stockholders’ 9% Return, each Convertible Share will automatically convert into the number of Common Shares determined pursuant to the preceding sentence. If, in the good faith judgment of the Board, full conversion of all Convertible Shares would jeopardize the Company’s status as a REIT, then only that number of Convertible Shares (or fraction thereof) shall be converted into Common Shares such that the Company’s REIT status is not jeopardized, and the remaining Convertible Shares shall be deemed retired immediately upon such conversion.

(d)                                 As promptly as practicable after a Triggering Event, including a Triggering Event that causes the Convertible Shares to automatically convert into Common Shares pursuant to Article First, Section (iii)(c) hereof, the Company shall issue and deliver to each holder of Convertible Shares a certificate or certificates representing the number of Common Shares into which his, her or its Convertible Shares were converted (or shall cause the issuance of such Common Shares to be reflected in the Company’s stock ledger, if the Common Shares are uncertificated). The person in whose name the Common Shares are issued shall be deemed to have become a Stockholder of record on the date of conversion.

(e)                                  The issuance of Common Shares on conversion of outstanding Convertible Shares shall be made by the Company without charge for expenses or for any tax in respect of the issuance of such Common Shares.

(f)                                    In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of Common Shares), or in case of any consolidation or merger to which the Company is a party, except a merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, the Company or the successor or purchasing business entity shall provide that the holders of each Convertible Share then outstanding shall thereafter have the right to convert such Convertible Shares into the kind and amount of stock and other securities and property receivable, upon such reclassification, recapitalization, consolidation or merger, by a holder of the number of Common Shares of the Company into which such Convertible Shares might have been converted. The provisions of this Article First, Section (iii)(f) shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

(g)                                 Common Shares issued on conversion of Convertible Shares shall be issued as fully paid shares and shall be nonassessable by the Company. The Company shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Convertible Shares, such number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Convertible Shares.

(h)                                 Convertible Shares converted as provided herein shall be reclassified as authorized but unissued Common Shares.

(iv)                              EXCEPTED HOLDER LIMIT FOR HOLDER OF CONVERTIBLE SHARES. For purposes of Section 5.9 of the Charter, the holder of the Convertible Shares shall have an Excepted Holder Limit (as such term is defined in Section 5.9 of the Charter) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares of the Company, subject to adjustment pursuant to Sections 5.9(g) and 5.9(h) of the Charter, including any adjustment approved by the Board.

(v)                                 DEFINITIONS.

(a)                                  “Change of Control” means any event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company or the Operating Partnership representing greater than 50% of the combined voting power of the Company’s or the Operating Partnership’s then outstanding securities, respectively; provided, that a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Common Shares.

(b)                                 “Closing Price” means, on any date, the last sale price for any class or series of the Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to Common Shares listed or admitted to trading on the NYSE or, if such Common Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to Common Shares listed or admitted to trading on a principal national securities exchange or, if such Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price on the Nasdaq National Market System, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system or other quotation service that may then be in use or, if such Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Shares selected by the Board.

(c)                                  “Company Value” means the actual value of the Company as a going concern based on the difference between (1) the actual value of all of its assets as determined in good faith by the Board, including a majority of the Independent Directors, and (2) all of its liabilities as set forth on its then current balance sheet; provided that (A) if such Company Value is being determined in connection with a Change of Control that establishes the Company’s net worth (e.g., a tender offer for the Common Shares, sale of all of the Common Shares or a merger) then the Company Value shall be the net worth established thereby, and (B) if such Company Value is being determined in connection with a Listing, then the Company Value shall be equal to the number of outstanding Common Shares multiplied by the Closing Price of a single Common Share averaged over a period of 30 trading days during which the Common Shares are listed or quoted for trading after the date of Listing. For purposes hereof, a “trading day” shall be any day on which the NYSE is open for trading whether or not the Common Shares are then listed on the NYSE and whether or not there is an actual trade of Common Shares on any such day. If the holder of Convertible Shares disagrees as to the Company Value as determined by the Board, then each of the holder of Convertible Shares and the Company shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the actual value of the Company as a going concern shall be final and binding on the parties as to Company Value. The cost of any such appraisal shall be split evenly between the Company and the Advisor.

(d)                                 “NYSE” means The New York Stock Exchange, Inc.

(e)                                  “Stock Dividend” means any dividend or other Distribution paid to Stockholders in the form of additional Shares.

(f)                                    “Stockholders’ 9% Return” means, as of any date, an aggregate amount equal to a 9% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest); provided, however, that for purposes of calculating the Stockholders’ 9% Return, any Stock Dividend shall not be included as a Distribution; and provided further, that for purposes of determining the Stockholders’ 9% Return, the return for each portion of Invested Capital shall commence for purposes of the calculation upon the issuance of the Shares issued in connection with such Invested Capital.

(g)                                 All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Charter.

SECOND:  The Common Shares have been reclassified and designated by the Board under the authority contained in Sections 5.2(ii) and 5.4 of the Charter. Immediately before the filing of these Articles Supplementary, the total number of Shares that the Company had authority to issue was 400,000,000 Shares, of which (i) 350,000,000 were designated as Common Shares, $0.0001 par value per share, and (ii) 50,000,000 were designated as Preferred Shares, $0.0001 par value per share. Immediately following the filing of these Articles Supplementary, the total number of Shares that the Company has authority to issue shall remain 400,000,000 Shares, of which (a) 349,999,000 are designated as Common Shares, $0.0001 par value per share, (b) 1,000 are designated as Convertible Shares, $0.0001 par value per share, and (c) 50,000,000 are designated as Preferred Shares, $0.0001 par value per share. The aggregate par value of all authorized Shares having par value is $40,000.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 22nd day of March, 2006.

ATTEST:		BEHRINGER HARVARD REIT I, INC.

By:	/s/Gerald J. Reihsen, III	By:	/s/ Robert S. Aisner	(SEAL)
Name: Gerald J. Reihsen, III		Name: Robert S. Aisner
Title: Secretary		Title: President